EXHIBIT 5

HART & HART, LLC
ATTORNEYS AT LAW
1624 Washington Street
Denver, CO 80203

William T. Hart, P.C.	Email: harttrinen@aol.com
Will Hart	Facsimile: (303) 839-5414

(303) 839-0061

January 5, 2018

CEL-SCI Corporation
8229 Boone Blvd. #802
Vienna, Virginia 22182

This letter will constitute an opinion upon the legality of the sale by certain shareholders of CEL-SCI Corporation, a Colorado corporation (the “Company”), of:

●
up to 1,289,478 shares of common stock;

●
up to 3,843,378 shares of common stock issuable upon the exercise of the Company’s Series PP through SS warrants;

●
up to 660,000 shares of common stock which we issued in partial payment of amounts we owe to a firm for services provided in connection with our Phase III clinical trial.

all as referred to in the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission.

We have examined the Articles of Incorporation, the Bylaws, and the minutes of the Board of Directors of the Company, and the applicable laws of the State of Colorado applicable provisions of the Colorado Revised Statutes and the Colorado Constitution, all reported judicial decisions interpreting the same, and a copy of the Registration Statement. In our opinion,

(i)    the 1,289,478 shares of the Company’s common stock referred to above are legally issued, fully paid and non-assessable shares of the Company’s common stock;

(ii)    any shares issued upon the exercise of warrants, if exercised in accordance with their terms, will be legally issued and will represent fully paid and non-assessable shares of the Company’s common stock; and

(iii)    the shares of the Company’s common stock to be sold by Ergomed plc, are legally issued, fully paid and non-assessable shares of the Company’s common stock.

Very truly yours,

HART & HART
/s/ William T. Hart

William T. Hart